Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2018 Employee Stock Purchase Plan, the Amended and Restated 2021 Equity Incentive Plan and the 2014 Inducement Award Program of Verastem, Inc. of our report dated March 4, 2026, with respect to the consolidated financial statements of Verastem, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 29, 2026